Exhibit 6.2

Supplement To

Second Amended and Restated Limited Liability Company Agreement

of

PAH Charlotte Hospitality JV LLC

12.0% Series A Redeemable Cumulative Preferred Units

Phoenix American Hospitality, LLC, as the Manager of PAH Charlotte Hospitality JV LLC (the “Company”), hereby supplements the Company’s Second Amended and Restated Limited Liability Company Agreement to create a new series of limited liability company interests in the Company to be designated as the 12.0% Series A Redeemable Cumulative Preferred Units, with the following preferences, voting powers, restrictions, limitations are to distributions, qualifications and terms or conditions of redemption of such series:

1. Designation and Number. The total number of authorized Series A Redeemable Cumulative Preferred Units (the “Preferred Units”) shall be One Thousand Five Hundred Sixty-Five (1,565), plus any additional Preferred Units issued by the Company as in kind distributions.

2. Rank. The Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to all equity securities issued by the Company.

3. Distributions.

(a) The record holders of the then outstanding Preferred Units shall be entitled to receive cumulative preferential cash distributions, when and as authorized by the Manager, out of funds legally available for the payment of distributions, at the rate of 12.0% per annum of the total of (i) the $1,000 liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid distributions thereon which are in arrears. Distributions may be made the Company, in its sole discretion, wholly or in part in kind instead of cash, with such in kind payment being made by the issuance by the Company of additional Preferred Units in an amount equal to the portion of the distribution to be paid in kind divided by the $1,000 liquidation preference. Such distributions shall accrue on a daily basis and be cumulative from the first date on which any Preferred Units are issued (the “Initial Issue Date”), and shall be payable semi-annually in arrears on June 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a “Preferred Distribution Payment Date”), with the initial Preferred Distribution Payment Date being June 30, 2021. Any distribution payable on the Preferred Units for any partial Preferred Distribution Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Preferred Distribution Period” shall mean, with respect to the first “Preferred Distribution Period,” the period from and including the Initial Issue Date to and including the first Preferred Distribution Payment Date, and with respect to each subsequent “Preferred Distribution Period,” the period from but excluding a Preferred Distribution Payment Date to and including the next succeeding Preferred Distribution Payment Date or other date as of which accrued distributions are to be calculated. Distributions shall be paid to holders of record of the Preferred Units as their names appear in the records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Preferred Distribution Payment Date falls or such other date designated by the Manager for the payment of distributions that is not more than 30 nor less than 10 days prior to such Preferred Distribution Payment Date (each, a “Preferred Distribution Record Date”). Distributions in respect of any past Preferred Distribution Periods that are in arrears may be authorized and paid at any time to holders of record on the Preferred Distribution Record Date related to each such Preferred Distribution Period. Any distributions made on the Preferred Units shall be credited first against the earliest accrued but unpaid distribution due which remains payable.

(b) No distributions on the Preferred Units shall be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, distributions on the Preferred Units shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Distributions will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Company or its assets would permit payment of distributions which would otherwise be prohibited, then such revaluation shall be done. Accrued but unpaid distributions on the Preferred Units will accumulate as of the Preferred Distribution Payment Date on which they first become payable.

(d) Except as provided in Section 3(e), unless full cumulative distributions on the Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Preferred Distribution Periods, no distributions shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon any equity interests of the Company ranking junior to the Preferred Units as to distributions or upon liquidation, nor shall any equity interests of the Company ranking junior to the Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other equity interests of the Company ranking junior to the Preferred Units as to distributions and upon liquidation). Any distribution made on the Preferred Units shall be first credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

(e) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Units, all distributions authorized upon the Preferred Units shall be authorized pro rata.

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(f) Holders of the Preferred Units shall not be entitled to any distribution, whether payable in cash, property or securities in excess of the full cumulative distributions on the Preferred as described above.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Preferred Units shall be entitled to receive out of the assets of the Company legally available for distribution to its equity holders however denominated a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all distributions accrued and unpaid thereon to the date of payment, then in effect, before any distribution of assets is made to holders of any other class or series of stock of the Company that ranks junior to the Preferred Units as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all distributions accrued and unpaid on all outstanding Preferred Units, then the holders of the Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

(c) After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Preferred Units will have no right or claim to any of the remaining assets of the Units.

(d) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than 15 nor more than 60 days prior to the payment date stated therein, to each record holder of the Preferred Units.

(e) Neither the consolidation or merger of the Company with or into any other corporation, limited liability company, partnership, limited partnership, trust or other entity or of any other corporation, limited liability company, partnership, limited partnership, trust or other entity with or into the Company, nor the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall be deemed to constitute a liquidation, dissolution or winding up of the Company within the meaning of this Section 4.

5. Redemption.

(a) Right of Optional Redemption. The Company, at its option and upon not less than 15 nor more than 60 days’ written notice, may redeem the Preferred Units, in whole or in part, at any time or from time to time (the “Redemption Date”), for cash at a redemption price of $1,000 per Preferred Unit, plus all accrued and unpaid distribtutions thereon to and including the date fixed for redemption (except as provided in Section 5(c) below) (the “Redemption Price”).

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If less than all of the outstanding Preferred Units are to be redeemed, the Preferred Units to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

(b) Limitations on Redemption. Unless full cumulative distributions on all of the Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Preferred Distribution Periods and the then current Preferred Distribution Period, no Preferred Units shall be redeemed unless all outstanding Preferred Units are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any of the Preferred Units (except by exchange of equity interests of the Company ranking junior to the Preferred Units as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Units.

(c) Rights to Distributions on Preferred Units Called for Redemption. Immediately prior to any redemption of the Preferred Units, the Company shall pay, in cash, any accumulated and unpaid distributions on the Preferred Units through the Redemption Date, unless a Redemption Date falls after a Preferred Distribution Record Date and prior to the corresponding Preferred Distribution Payment Date, in which case each holder of the Preferred Units on such Preferred Distribution Record Date shall be entitled to the distributions payable on such Preferred Units on the corresponding Preferred Distribution Payment Date notwithstanding the redemption of such Preferred Units before such Preferred Distribution Payment Date.

(d) Procedures for Redemption.

(i) Notice of redemption will be given by the Company not less than 15 nor more than 60 days prior to the Redemption Date, addressed to the respective holders of record of the Preferred Units to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any of the Preferred Units, except as to the holder to whom notice was defective or not given. Any redemption shall be effective upon receipt of the required payment regardless of whether it is accompanied by the notice.

(ii) In addition to any information required by law, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the number of Preferred Units to be redeemed; (D) the place or places where the Preferred Units are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (E) that distributions on the Preferred Units to be redeemed will cease to accrue on such Redemption Date. If less than all of the Preferred Units held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of Preferred Units held by such holder to be redeemed.

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(iii) If notice of redemption of any of the Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any of the Preferred Units so called for redemption, then, from and after the Redemption Date, distributions will cease to accrue on such Preferred Units, such Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Preferred Units will terminate, except the right to receive the Redemption Price. Holders of the Preferred Units to be redeemed shall surrender such Preferred Units at the place designated in such notice and, upon surrender in accordance with said notice of the certificates, if any, for the Preferred Units so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Preferred Units shall be redeemed by the Company at the Redemption Price and any accrued and unpaid distributions payable upon such redemption.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming the Preferred Units shall be irrevocable except that:

(A) The Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

(B) Any balance of money so deposited by the Company and unclaimed by the holders of the Preferred Units entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the Preferred Units entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

(e) Legally Available Funds. No Preferred Units may be redeemed except with funds legally available for the payment of the Redemption Price.

(f) Status of Redeemed Preferred Units. Any Preferred Units that shall at any time have been redeemed shall, after such redemption, be cancelled.

6. Voting Rights. Except as provided in this Section 6, the holders of the Preferred Units shall not be entitled to vote on any matter submitted to the equity holders of the Company however denominated for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Preferred Units (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Company), voting as a separate class, shall be required for (a) authorization or issuance of any security senior to or on a parity with the Preferred Units, (b) any amendment to the Company’s governing documents which has a material adverse effect on the rights and preferences of the Preferred Units or (c) any reclassification of the Preferred Units.

7. Dissenters’ Rights. Holders of the Preferred Units shall have no dissenters’ rights.

8. Conversion. The Preferred Units are not convertible into or exchangeable for any other property or securities of the Company.

9. Notice. All notices to be given to the holders of the Preferred Units shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission, (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Company.

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IN WITNESS WHEREOF, the Company has caused this Supplement to be signed in its name and on its behalf by its President on this 30th day of September, 2020.

PAH CHARLOTTE HOSPITALITY JV LLC

By:	/s/ William L. “Perch” Nelson
Name:	William L. “Perch” Nelson
Title:	President

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